UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2015, following the completion of its due diligence review of a medical office building located in Cleveland, Ohio (the “Buckeye Health Center”), American Realty Capital Healthcare Trust III, Inc. (the “Company”) assumed the obligations of its sponsor, American Realty Capital VII, LLC (the “Sponsor”) and, through a wholly-owned subsidiary of its operating partnership, finalized the prerequisite conditions to acquire the Buckeye Health Center pursuant to the agreement for purchase and sale of real property (the “Agreement”) dated July 2, 2015 by and between the Sponsor and 200 E. 18th LLC (the “Seller”). The foregoing description of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement. The Company will file the Agreement as an exhibit to its next quarterly report on Form 10-Q.

The description of the Buckeye Health Center set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 3, 2015, the Company, through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in the Buckeye Health Center for an aggregate contract purchase price of $5.6 million, exclusive of closing costs. The Seller has no material relationship with the Company or any of its affiliates, or any director or officer of the Company or any associate of any such director or officer.

The Company funded the acquisition of the Buckeye Health Center with proceeds from its ongoing initial public offering of common stock. At closing, the Company paid an acquisition fee of $0.1 million to the Company’s advisor, American Realty Capital Healthcare III Advisors, LLC.

The Buckeye Health Center contains 25,070 rentable square feet and was 100% leased to The MetroHealth System as of the date of acquisition. The lease is net whereby the tenant is required to pay operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 15-year term that commenced in March 2005 and expires in March 2020, contains a rental escalation equal to 3.2% in the 11th year of the lease and has three five-year renewal options. Annualized cash rental income for the initial term of the lease is expected to be $0.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: August 7, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer, President and Secretary